Exhibit 99.1


                   MGI PHARMA Reports Fourth Quarter and Full
                          Year 2006 Financial Results

     2006 Total Revenue Increased 23% Over 2005 to $342.8 Million;

  Strong Dacogen(R) Launch Underway; Sales Totaled $36.1 Million for
                                 2006;

       Aquavan(R) Phase 3 Trial in Bronchoscopy Fully Enrolled;

   Operating Profitability on an Adjusted Basis Projected for 2007;

            Four NDA and sNDA Submissions Planned for 2007



    MINNEAPOLIS--(BUSINESS WIRE)--Feb. 7, 2007--MGI PHARMA, INC.
(NASDAQ:MOGN), a biopharmaceutical company focused in oncology and acute care, today reported financial results for the three months and full year ended December 31, 2006.

    Total revenue for the fourth quarter of 2006 was $80.4 million compared to $81.1 million for the fourth quarter of 2005. The Company reported a net loss of $19.6 million, or $0.25 per diluted share, in the 2006 fourth quarter compared to a net loss of $169.6 million, or $2.19 per diluted share, in the 2005 fourth quarter. Adjusted or non-GAAP net loss for the 2006 fourth quarter was $8.8 million, or $0.11 per diluted share, compared to an adjusted net loss of $9.4 million, or $0.12 per diluted share, in the 2005 fourth quarter. See "Reconciliation of GAAP Net Loss to Adjusted Net Income (Loss)" below for information on the adjusted numbers presented in this press release.

    For the year ended December 31, 2006, total revenue was $342.8 million, compared to $279.4 million in 2005. Net loss for 2006 was $40.2 million, or $0.51 per diluted share, compared to a net loss of $132.4 million, or $1.81 per diluted share in 2005. Adjusted net loss and loss per share for 2006 were $5.5 million and $0.07 per diluted share, respectively, compared to a 2005 adjusted net income of $32.4 million, or $0.42 per diluted share.

    At December 31, 2006, MGI PHARMA's cash and marketable debt investments totaled $162.7 million. For the full year 2006, MGI PHARMA generated positive cash flow from operations.

    "In 2006, we made significant progress building our oncology and acute care franchises," said Lonnie Moulder, President and CEO of MGI PHARMA. "We announced positive phase 3 results for Aloxi in post operative nausea and vomiting and for the first of two pivotal trials of Aquavan. In addition to these clinical successes, and following FDA approval in May, we successfully launched Dacogen in the U.S. and established an agreement with Janssen-Cilag for development and commercialization of Dacogen in territories outside of North America to maximize the potential of the brand worldwide. During the year, we also took definitive steps to improve our operating expense structure. Our achievements in 2006 have established a strong foundation to build upon and position us well to attain our 2007 goals."

    Product Sales Performance

    Product sales were $77.6 million in the fourth quarter of 2006 compared to $79.8 million in the fourth quarter of 2005. Total product sales for 2006 increased to $336.8 million from $274.0 million in 2005, primarily as a result of the commercial launch of Dacogen(R) (decitabine) for Injection and incorporation of a full year of sales of Gliadel(R) Wafer (polifeprosan 20 with carmustine implant).

    During the fourth quarter of 2006, U.S. sales of Aloxi(R) (palonosetron hydrochloride) Injection totaled $49.6 million compared to $67.0 million in the fourth quarter of 2005. This decline in Aloxi sales was primarily due to a reduction in specialty distributor Aloxi inventory, which coincided with the anticipated introductions of generic ondansetron both in November and at the end of the fourth quarter, and a decline in net selling price per vial as a result of a one time adjustment. Total sales for Aloxi for 2006 were $250.7 million compared with $248.5 in the prior year.

    Sales of Dacogen totaled $19.0 million in the fourth quarter, its second full quarter of commercial availability. For the year ended December 31, 2006 and following its approval by the U.S. Food and Drug Administration (FDA) on May 2, Dacogen sales were $36.1 million.

    Sales of Gliadel Wafer were $8.2 million for the fourth quarter of 2006, compared to $8.5 million in the fourth quarter of 2005. For the year ended December 31, 2006, sales of Gliadel were $35.8 million, compared to $33.7 million for the year ended December 31, 2005. MGI PHARMA recorded $8.5 million of Gliadel sales following its acquisition of Gliadel as part of the October 2005 Guilford Pharmaceuticals Inc. transaction.

    Operating Expenses

    Selling, general and administrative expenses totaled $43.0 million for the fourth quarter and $148.4 million for the full year 2006, compared to $36.5 million and $89.0 million for the fourth quarter and full year 2005. Adjusted selling, general and administrative expenses increased to $39.8 million for the fourth quarter of 2006 compared to $35.7 million for the same period in 2005. This increase was primarily due to the commercial launch of Dacogen, increased investment in the area of medical and scientific affairs in support of Aloxi, and higher general and administrative expenses. During 2006, adjusted selling, general and administrative expenses were $140.1 million compared to $86.8 million in 2005. This increase was due to the addition of an acute care sales force, commercial costs related to Gliadel, other infrastructure and facility costs acquired in the Guilford acquisition, expenses related to the Dacogen launch, and higher investment in the Aloxi brand.

    Research and development expenses totaled $27.8 million for the fourth quarter and $100.1 million for full year 2006, compared to $31.6 million and $70.9 million for the fourth quarter and full year 2005. Adjusted research and development expenses in the fourth quarter of 2006 were $24.4 million compared to $28.2 million in the fourth quarter of 2005. This quarter-over-quarter decrease in research and development expense is primarily the result of lower clinical development costs related to completion of enrollment in one pivotal trial of Aquavan(R) (fospropofol disodium) Injection and conclusion of enrollment in a phase 2 study of Dacogen in MDS, and a decrease in headcount and related compensation expense following the fourth quarter reduction in force. Adjusted research and development expenses in 2006 increased to $91.1 million from $65.9 million in 2005. This increase in research and development expenses was due to increased investment in the development programs for Aquavan, Dacogen, and amolimogene.

    Operating loss for the fourth quarter was $18.8 million compared to an operating loss of $173.0 million for the same period in 2005. Operating loss for 2006 was $31.2 million compared to an operating loss of $134.8 million in 2005. Adjusted operating loss for the fourth quarter was $8.0 million compared to an adjusted operating loss of $10.0 million for the same period in 2005. Adjusted operating loss for the year was $2.6 million compared to an adjusted operating income of $32.8 million in 2005.

    Reconciliation of GAAP to Adjusted Results: In this press release, certain non-GAAP financial measures are presented as adjusted numbers. These numbers exclude the effects of non-cash, stock-based employee compensation expense, amortization of acquired product intangible assets, license and milestone payments, the consolidation of Symphony Neuro Development Company, restructuring expenses, acquired in process research and development expenses, transactions costs related to the divestiture of Aggrastat(R) (tirofiban hydrochloride) Injection, and the impairment of the Company's investment in SuperGen, Inc. See the attached Reconciliation of GAAP Loss to Adjusted Net Income (Loss) for a detailed explanation of the amounts excluded and included to arrive at adjusted operating income (loss), adjusted net income (loss), and adjusted per share amounts, for the three-month and full-year periods ended December 31, 2006 and December 31, 2005. Adjusted or non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during, and after certain items that would not otherwise be apparent on a GAAP basis. Adjusted financial measures are not, and should not be, viewed as a substitute for GAAP results. We define adjusted diluted earnings per share amounts as adjusted net income divided by the GAAP weighted average number of diluted shares outstanding. Our definition of these adjusted financial measures may differ from similarly named measures used by others.

    2007 Financial Outlook

    Due to recent changes in chemotherapy induced nausea and vomiting
(CINV) market dynamics, MGI PHARMA will not be providing 2007 sales guidance for Aloxi at this time. We will continue to closely monitor the CINV market and will provide updates as more information becomes available.

    For the year ending December 31, 2007, the Company expects:

    --  Dacogen sales of $90 to $100 million;

    --  Adjusted SG&A expenses of $140 to $145 million;

    --  Adjusted R&D expenses of approximately $70 million; and

    -- Positive adjusted operating income under a wide range of Aloxi sales scenarios.

    Our adjusted financial outlook for SG&A excludes non-cash stock-based compensation expense. Our adjusted financial outlook for R&D excludes non-cash stock-based compensation expense and license and milestone payments. Adjusted operating income additionally excludes amortization of product intangible assets and restructuring costs. We have excluded these expenses because the amount and significance can not readily be determined at this time.

    Recent Corporate Highlights

    Dacogen

    -- The Centers for Medicare and Medicaid Services (CMS) assigned a specific J-code (J0894) for Dacogen effective January 1, 2007, enabling providers to obtain reimbursement for Dacogen.

    -- Dacogen presentations were made during the American Society of Hematology (ASH) 48th Annual Meeting and Exposition. Dacogen was the subject of two oral presentations, 10 poster presentations, and four publications. Preliminary results from a phase 2 study of Dacogen in elderly patients with acute myeloid leukemia (AML) and a retrospective survival analysis of Dacogen-treated patients with chronic myelomoncytic leukemia (CMML) were among the data presented.

    -- The results of a single center clinical study that evaluated three alternative dosing regimens for Dacogen were published in the journal Blood. The objective response rate of this study was 72 percent, including a 34 percent complete response
        (CR) rate, 1 percent partial response (PR) rate, 24 percent marrow CR rate with or without other hematologic improvement
        (HI) responses, and a 14 percent HI rate. The most common adverse events were myelosuppression, liver dysfunction, nausea and vomiting, fatigue and bone aches.

    Aloxi

    -- MGI PHARMA and Helsinn Healthcare SA announced positive phase 3 results for Aloxi for the prevention of post operative nausea and vomiting (PONV). Both clinical trials successfully met the primary efficacy endpoint of complete response for the 0-24 hour time period following surgery for the selected dose of 0.075 mg. Both trials also achieved the secondary endpoints of complete response for the 0-48 and 0-72 hour time periods.

    -- A pre-New Drug Application (NDA) meeting was held with the FDA in December, and the supplemental NDA submission is planned for early in the second quarter of 2007.

    Aquavan

    -- Enrollment in the pivotal phase 3 trial of Aquavan in patients undergoing bronchoscopy and the open label safety study in a variety of minor surgeries is now complete, and database lock is projected to occur during the first quarter of 2007. These studies together with the pivotal phase 3 colonoscopy trial are expected to form the foundation of the Aquavan NDA.

    -- A pre-NDA meeting was held with the FDA in January 2007, and the NDA submission is planned for early in the third quarter of 2007.

    Saforis

    -- The FDA issued an approvable letter for Saforis(TM) (glutamine) Powder in UpTec(TM) for Oral Suspension on October 12, 2006, in which it requested an additional pivotal trial to evaluate the efficacy of Saforis in the proposed indication. The Company is currently evaluating its options to maximize the value of Saforis.

    Other Business Items

    -- The Company has implemented a plan of organizational restructuring announced in October 2006 in order to better align its workforce and resources with operational objectives.

    2007 Corporate Objectives:

    In 2007, MGI PHARMA is focused on building upon the commercial and R&D progress made in 2006 by executing on key initiatives to advance our development pipeline and grow product sales.

    Maximize our brand franchises

    --  Submission of the Aloxi PONV sNDA

    --  Submission of the Aloxi oral capsule sNDA

    --  Advance Dacogen pivotal phase 3 AML program

    --  Conclude Dacogen ADOPT trial

    --  Submission of the sNDA for Dacogen alternative dosing regimen

    Advance our product pipeline

    --  Submission of the Aquavan NDA

    --  Finalize Saforis development strategy

    -- Complete enrollment in the amolimogene pivotal phase 2 study for cervical dysplasia

    -- Complete enrollment in the ZYC300 phase 1/2 trial in solid tumors

    -- Submission of the GPI 21016 (PARP inhibitor) IND for cancer therapy sensitization

    Conference Call & Webcast Information

    MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, February 7, 2007 at 5:00 p.m. Eastern Time. The Company's executive management team will review fourth quarter and full year 2006 financial results, discuss operations, and provide guidance on MGI PHARMA's business outlook. All interested parties are welcome to access the webcast via the Company's Website at www.mgipharma.com. The audio webcast will be archived on the Company's Website through Wednesday, February 14, 2007.

    About MGI PHARMA

    MGI PHARMA, INC. is a biopharmaceutical company focused in oncology and acute care that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi(R) (palonosetron hydrochloride) Injection, Dacogen(R) (decitabine) for Injection, and Gliadel(R) Wafer (polifeprosan 20 with carmustine implant) in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

    Dacogen is being co-developed by MGI PHARMA and Janssen-Cilag, a Johnson & Johnson company. Janssen-Cilag companies are responsible for regulatory and commercial activities in all territories outside North America, while MGI PHARMA retains responsibility for all activities in the United States, Canada and Mexico.

    This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause MGI PHARMA's results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA to continue to increase sales of its marketed products, the ability to successfully commercialize Saforis(TM) / the ability for MGI PHARMA to respond to the FDA's approvable letter, the successful completion of clinical trials for the Company's other product candidates, and other risks and uncertainties detailed from time to time in MGI PHARMA's filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q. MGI PHARMA undertakes no duty to update any of these forward-looking statements.



                  MGI PHARMA, INC. AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                (In thousands, except per share data)



                             Three Months Ended   Twelve Months Ended
                                December 31,          December 31,
                            --------------------- --------------------
                               2006       2005      2006       2005
                            ---------- ---------- --------- ----------

Revenues:
     Sales                    $77,589    $79,841  $336,844   $273,992
     Licensing and other        2,844      1,266     5,944      5,370
                            ---------- ---------- --------- ----------
                               80,433     81,107   342,788    279,362
                            ---------- ---------- --------- ----------

Costs and Expenses:
     Cost of sales             26,378     29,103   123,415     97,370
     Selling, general and
      administrative           43,011     36,499   148,383     88,953
     Research and
      development              27,785     31,571   100,117     70,891
     Restructuring              2,107          -     2,107          -
     Acquired in-process
      research and
      development                   -    156,900         -    156,900
                            ---------- ---------- --------- ----------
                               99,281    254,073   374,022    414,114
                            ---------- ---------- --------- ----------

Operating income (loss)       (18,848)  (172,966)  (31,234)  (134,752)

Interest income                 1,497      1,028     5,378      6,095
Interest expense               (1,872)    (2,001)   (7,685)    (7,264)
Impairment of investment            -          -    (9,880)         -
Other income (loss)               (44)     1,148       213      1,148
                            ---------- ---------- --------- ----------

Income (loss) before
 minority interest and
 income tax                   (19,267)  (172,791)  (43,208)  (134,773)

Minority interest                   -      2,786     3,881      2,786
                            ---------- ---------- --------- ----------

Income (loss) before income
 tax                          (19,267)  (170,005)  (39,327)  (131,987)

Provision (benefit) for
 income tax                       376       (429)      834        423
                            ---------- ---------- --------- ----------

Net income (loss)            $(19,643) $(169,576) $(40,161) $(132,410)
                            ========== ========== ========= ==========

Net income (loss) per
 common share
       Basic                   $(0.25)    $(2.19)   $(0.51)    $(1.81)
       Diluted                 $(0.25)    $(2.19)   $(0.51)    $(1.81)

Weighted average number of
 common shares outstanding
       Basic                   79,043     77,319    78,410     73,123
       Diluted                 79,043     77,319    78,410     73,123

---------------------------


        MGI PHARMA, INC. AND SUBSIDIARIES
 SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
                   (unaudited)
                  (In thousands)


                             As of December 31,
                               2006       2005
                            ---------- ----------

Cash and marketable debt
 securities, unrestricted    $162,743   $104,203
Total assets                  482,975    471,585
Total stockholders' equity    106,874    109,025




                  MGI PHARMA, INC. AND SUBSIDIARIES

   RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS - UNAUDITED
                (In thousands, except per share data)



                               Three Months Ended December 31, 2006
                             -----------------------------------------
                                GAAP      Adjustments (1)    Adjusted
                             ----------- ------------------ ----------

Revenues:
   Sales                        $77,589        $-             $77,589
   Licensing & other              2,844         -               2,844
                             ----------- ---------          ----------
                                 80,433         -              80,433
                             ----------- ---------          ----------
                                                                    -
Costs and Expenses:
Cost of sales                    26,378    (2,195)   (2)       24,183
   Selling, general and
    administrative               43,011    (3,188)   (3)       39,823
   Research and development      27,785    (3,367) (3, 4)      24,418
   Restructuring                  2,107    (2,107)   (5)            -
                             ----------- ---------          ----------
                                 99,281   (10,857)             88,424
                             ----------- ---------          ----------
                                                                    -
Operating loss                  (18,848)   10,857              (7,991)

Interest income                   1,497         -               1,497
Interest expense                 (1,872)        -              (1,872)
Other loss                          (44)        -                 (44)
                             ----------- ---------          ----------


Loss before income tax          (19,267)   10,857              (8,410)
                                                                    -
Provision for income taxes          376         -                 376
                             ----------- ---------          ----------
                                                                    -
Net loss                       $(19,643)  $10,857             $(8,786)
                             =========== =========          ==========

Net loss per common share
       Basic                     $(0.25)                       $(0.11)
       Diluted                   $(0.25)                       $(0.11)

Weighted average number of
 common shares outstanding
       Basic                     79,043                        79,043
       Diluted                   79,043                        79,043

See Notes to Reconciliation of U.S. GAAP Net
 Income (Loss) to Adjusted Net Income (Loss)
--------------------------------------------------


                  MGI PHARMA, INC. AND SUBSIDIARIES

   RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS - UNAUDITED
                (In thousands, except per share data)



                               Three Months Ended December 31, 2005
                             -----------------------------------------
                                GAAP      Adjustments (1)    Adjusted
                             ----------- ------------------ ----------

Revenues:
   Sales                        $79,841        $-             $79,841
   Licensing & other              1,266         -               1,266
                             ----------- ---------          ----------
                                 81,107         -              81,107
                             ----------- ---------          ----------
                                                                    -
Costs and Expenses:
   Cost of sales                 29,103    (1,917)   (2)       27,186
   Selling, general and
    administrative               36,499      (770)   (3)       35,729
   Research and development      31,571    (3,339)(3, 4, 6)    28,232
   Restructuring                      -         -                   -
   Acquired in-process
    research and development    156,900  (156,900)   (7)            -
                             ----------- ---------          ----------
                                254,073  (162,926)             91,147
                             ----------- ---------          ----------
                                                                    -
Operating loss                 (172,966)  162,926             (10,040)
                                                                    -
Interest income                   1,028         -               1,028
Interest expense                 (2,001)        -              (2,001)
Other income                      1,148         -               1,148
                             ----------- ---------          ----------

Loss before minority interest
 and income tax                (172,791)  162,926              (9,865)
                                                                    -
Minority interest                 2,786    (2,786)   (6)            -
                             ----------- ---------          ----------

Loss before income tax         (170,005)  160,140              (9,865)
                                                                    -
Benefit for income taxes           (429)        -                (429)
                             ----------- ---------          ----------
                                                                    -
Net loss                      $(169,576) $160,140             $(9,436)
                             =========== =========          ==========

Net loss per common share
       Basic                     $(2.19)                       $(0.12)
       Diluted                   $(2.19)                       $(0.12)

Weighted average number of
 common shares outstanding
       Basic                     77,319                        77,319
       Diluted                   77,319                        77,319

See Notes to Reconciliation of U.S. GAAP Net
 Income (Loss) to Adjusted Net Income (Loss)
--------------------------------------------------


                  MGI PHARMA, INC. AND SUBSIDIARIES

   RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS - UNAUDITED
                (In thousands, except per share data)


                               Twelve Months Ended December 31, 2006
                             -----------------------------------------
                                GAAP      Adjustments (1)    Adjusted
                             ----------- ------------------ ----------

Revenues:
   Sales                       $336,844        $-           $ 336,844
   Licensing & other              5,944         -               5,944
                             ----------- ---------          ----------
                                342,788         -             342,788
                             ----------- ---------          ----------

Costs and Expenses:
   Cost of sales                123,415    (9,156)   (2)      114,259
   Selling, general and
    administrative              148,383    (8,308) (3, 9)     140,075
   Research and development     100,117    (9,061)(3, 4, 6)    91,056
   Restructuring                  2,107    (2,107)   (5)            -
                             ----------- ---------          ----------
                                374,022   (28,632)            345,390
                             ----------- ---------          ----------
                                                                    -
Loss from operations            (31,234)   28,632              (2,602)
                                                                    -
Interest income                   5,378         -               5,378
Interest expense                 (7,685)        -              (7,685)
Impairment of investment         (9,880)    9,880    (8)            -
Other income                        213         -                 213
                             ----------- ---------          ----------

Loss before minority interest
 and income tax                 (43,208)   38,512              (4,696)
                                                                    -
Minority interest                 3,881    (3,881)   (6)            -
                             ----------- ---------          ----------

Loss before income tax          (39,327)   34,631              (4,696)
                                                                    -
Provision for income taxes          834         -                 834
                             ----------- ---------          ----------
                                                                    -
Net loss                       $(40,161)  $34,631             $(5,530)
                             =========== =========          ==========

Net loss per common share
       Basic                     $(0.51)                       $(0.07)
       Diluted                   $(0.51)                       $(0.07)

Weighted average number of
 common shares outstanding
       Basic                     78,410                        78,410
       Diluted                   78,410                        78,410

See Notes to Reconciliation of U.S. GAAP Net
 Income (Loss) to Adjusted Net Income (Loss)
--------------------------------------------------


                  MGI PHARMA, INC. AND SUBSIDIARIES

  RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET INCOME - UNAUDITED
                (In thousands, except per share data)


                               Twelve Months Ended December 31, 2005
                             -----------------------------------------
                                GAAP      Adjustments (1)    Adjusted
                             ----------- ------------------ ----------

Revenues:
   Sales                       $273,992        $-           $ 273,992
   Licensing & other              5,370         -               5,370
                             ----------- ---------          ----------
                                279,362         -             279,362
                             ----------- ---------          ----------
                                                                    -
Costs and Expenses:
   Cost of sales                 97,370    (3,540)   (2)       93,830
   Selling, general and
    administrative               88,953    (2,133)   (3)       86,820
   Research and development      70,891    (4,975)(3, 4, 6)    65,916
   Restructuring                      -                             -
   Acquired in-process
    research and development    156,900  (156,900)   (7)            -
                             ----------- ---------          ----------
                                414,114  (167,548)            246,566
                             ----------- ---------          ----------
                                                                    -
Income (loss) from operations  (134,752)  167,548              32,796
                                                                    -
Interest income                   6,095         -               6,095
Interest expense                 (7,264)        -              (7,264)
Impairment of investment              -         -                   -
Other income                      1,148         -               1,148
                             ----------- ---------          ----------

Income (loss) before minority
 interest and income tax       (134,773)  167,548              32,775
                                                                    -
Minority interest                 2,786    (2,786)   (6)            -
                             ----------- ---------          ----------

Income (loss) before income
 tax                           (131,987)  164,762              32,775
                                                                    -
Provision for income taxes          423         -                 423
                             ----------- ---------          ----------
                                                                    -
Net income (loss)             $(132,410) $164,762             $32,352
                             =========== =========          ==========

Net income (loss) per common
 share
       Basic                     $(1.81)                        $0.44
       Diluted                   $(1.81)                        $0.42

Weighted average number of
 common shares outstanding
       Basic                     73,123                        73,123
       Diluted                   73,123                        76,852

See Notes to Reconciliation of U.S. GAAP Net
 Income (Loss) to Adjusted Net Income (Loss)
--------------------------------------------------





                  MGI PHARMA, Inc. and Subsidiaries
Notes to Reconciliation of U.S. GAAP Net Loss to Adjusted Net Income
                          (Loss) - Unaudited
       Three and Twelve Months Ended December 31, 2006 and 2005
                (In thousands, except per share data)

(1) Adjusted net income and adjusted per share amounts for the three-month and full year periods ended December 31, 2006 and 2005, exclude the effects of non-cash, stock-based employee compensation expense, amortization of product intangible assets, license and milestone payments, the consolidation of Symphony Neuro Development Company, restructuring expenses, acquired in process research and development expenses, transactions costs related to the divestiture of Aggrastat(R) (tirofiban hydrochloride) Injection and the impairment of the Company's investment in SuperGen, Inc. Adjusted net income
 (loss) per share amounts represent adjusted net income (loss) divided by the GAAP weighted average number of diluted shares outstanding. The following tables summarize the adjustments and reconciles GAAP net loss to adjusted net income (loss).


----------------------------------------------------------------------
                  MGI PHARMA, INC. AND SUBSIDIARIES
----------------------------------------------------------------------

                  RECONCILIATION OF GAAP NET LOSS TO
                ADJUSTED NET INCOME (LOSS) - UNAUDITED
                (In thousands, except per share data)


                              Three Months Ended  Twelve Months Ended
                                 December 31          December 31
                             -------------------- --------------------
                               2006       2005      2006       2005
                             --------- ---------- --------- ----------

GAAP net loss                $(19,643) $(169,576) $(40,161) $(132,410)

 Amortization of product
  intangibles (2)               2,195      1,917     9,156      3,540

 Stock based compensation
  expense (3)                   3,980      1,273    10,318      4,272

 License & milestone payments
  (4)                           2,575         50     2,625         50

 Restructuring Expenses (5)     2,107          -     2,107

 Acquired IPR&D (7)                 -    156,900         -    156,900

 Impairment of Investment (8)       -          -     9,880          -

 Aggrastat transaction costs
  (9)                               -          -       545          -
                             --------- ---------- --------- ----------

Adjusted net income (loss)    $(8,786)   $(9,436)  $(5,530)   $32,352
                             ========= ========== ========= ==========


----------------------------------------------------------------------


(2) To exclude amortization of product intangible assets.

(3) To exclude the effects of charges for non-cash, stock-based employee compensation expense The following tables breakout the expense by operating expense category:


                              Three Months Ended  Twelve Months Ended
                             -------------------- --------------------
                               2006       2005      2006       2005
                             --------- ---------- --------- ----------
Selling, general and
 administrative                $3,188       $770    $7,763     $2,133
Research and development          792        503     2,555      2,139
                             --------- ---------- --------- ----------
                               $3,980     $1,273   $10,318     $4,272
                             ========= ========== ========= ==========


(4) To exclude milestones and license payments. The majority of the 2006 milestone expense relates to $2.5 million paid to Helsinn for a Aloxi PONV pre-NDA meeting.
(5) To exclude employee related expenses pursuant to the plan of organizational restructuring undertaken in Q4 2006.
(6) To exclude the impact of consolidating Symphony Neuro Development Company, a variable interest entity that was included in MGI consolidated financial statements from October 3, 2005 (date of the Guilford acquisition) through June 30, 2006.
(7) To exclude acquired in-process research and development expensed as part of the Guilford acquisition completed in Q4 of 2005.
(8) To exclude the impact of the Q2 2006 other than temporary impairment of MGI's investment in SuperGen.
(9) To exclude the transactions costs related to the Q3 2006 divestiture of Aggrastat.



    CONTACT: MGI PHARMA, INC.
             Jennifer Davis, 212-332-4381
             IR@mgipharma.com
             or
             Susan Silao, 212-332-4364